Schedule A
Dated April 30, 2018
To The
Expense Limitation Agreement
Dated April 29, 2012
Between
Touchstone Variable Series Trust and Touchstone Advisors, Inc.

Fund	Expense Limit	Termination Data
Touchstone Active Bond Fund	0.97%	April 30, 2019
Touchstone Balanced Fund	0.85%	October 27, 2019
Touchstone Bond Fund	0.67%	October 27, 2019
Touchstone Focused Fund	1.21%	April 30, 2019
Touchstone Common Stock Fund	0.73%	October 27, 2019
Touchstone Large Cap Core Equity	1.06%	April 30, 2019
Touchstone Small Company Fund	0.76%	October 27, 2019
Touchstone Aggressive ETF Fund	0.75%	April 30, 2019
Touchstone Conservative ETF Fund	0.75%	April 30, 2019
Touchstone Moderate ETF Fund	0.75%	April 30, 2019

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST

By:	/s/Terrie Wiedenheft

TOUCHSTONE ADVISORS, INC.

By:	/s/Steve Graziano

By:	/s/Terrie Wiedenheft

Signature Page – Schedule A to Expense Limitation Agreement